RED FLAGS SERVICES AMENDMENT

This Red Flags Services Amendment (“Amendment”) is being entered into as of May 1, 2009, by and between PNC Global Investment Servicing (U.S.) Inc. (formerly known as PFPC Inc.) (“PNC”) and Munder Series Trust (“MST”) and Munder Series Trust II (“MST II”) (each a “Fund”), each Fund on behalf of its respective series, and amends the Transfer Agency and Registrar Agreement between PNC and the Funds dated June 1, 2008, as amended to date (“Existing Agreement”).

IN CONSIDERATION of the mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend the Existing Agreement as follows:

1.           Modifications to Existing Agreement.  The Existing Agreement shall be modified as follows:

(a)           The term “PFPC Inc.” shall be replaced each place it may occur with “PNC Global Investment Servicing (U.S.) Inc.” and the defined term “PFPC” shall be replaced each place it may occur with “PNC”.

(b)           A new Section 25 which reads in its entirety as follows shall be added to Schedule C:

25.      Red Flag Services (the “Red Flag Section”).

(a)      PNC agrees to provide the Fund with the “Red Flag Services”, which is hereby defined to mean the following services:

(i)           PNC will maintain written controls reasonably designed to detect and respond to the occurrence of Red Flags (as defined below) to prevent and mitigate identity theft in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below).  Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”.  Solely for purposes of the Red Flag Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)     “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)      “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)      “Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry”).

(D)     “Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E)      “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F)      “Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(ii)           PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)           PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)           PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

(v)           Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b)      The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”), for determining the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters.  This Red Flag Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flag Section.  The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time.

(c)      Notwithstanding any other provision of the Agreement:

(i)           PNC shall not be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PNC or its affiliates and PNC’s cumulative, aggregate liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PNC for the Red Flag Services during the six (6) months immediately prior to the date of the last such loss, claim, suit, controversy, breach or damage.  Subject to the foregoing and all other applicable provisions of the Agreement regarding standard of care and limitations of liability, PNC, or its affiliates, shall indemnify and hold harmless each Fund against any liability (or any expenses incident to such liability) caused by "PNC Fault", which is hereby defined to be PNC’s or its affiliates’ own intentional misconduct, bad faith, negligence or reckless disregard in its or their performance of the Red Flag Services and such indemnification and hold harmless remedy shall be a Fund's sole and exclusive remedy to recover money damages for such liability (and incident expenses) caused by PNC Fault; and

(ii)           In the event of a material breach of this Red Flag Section by PNC, the Fund shall be entitled exclusively to terminate the Red Flag Services by complying with the notice and cure period provisions in the Agreement applicable to a material breach of the Agreement, but shall not be entitled to terminate the Agreement.

2.           Remainder of Existing Agreement; Governing Law.  Except as specifically modified by this Amendment, all terms and conditions of the Existing Agreement shall remain in full force and effect.  The governing law of the Agreement shall be the governing law of this Amendment.

3.           Entire Agreement; Facsimile Signatures; Counterparts.  This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Existing Agreement with respect to such subject matter.  This Amendment may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

MUNDER SERIES TRUST
PNC Global Investment Servicing (U.S.) Inc.	MUNDER SERIES TRUST II

By: /s/ Susan M. Frasu	By: /s/ Stephen Shenkenberg
Name: Susan M. Frasu	Name: Stephen Shenkenberg
Title: Senior Vice President and Managing Director	Title: Vice President